Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and the underlying supplement dated May 15, 2025 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated August 19, 2026 (to the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Barclays Bank PLC – Trigger Jump Securities with Auto-Callable Feature due September 3, 2032

Based on the Value of the Worst Performing of the Russell 2000® Index, the EURO STOXX 50® Index and the TOPIX® Index

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
Underliers:	Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (the “RTY Index”), EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (the “SX5E Index”) and TOPIX® Index (Bloomberg ticker symbol “TPX<Index>”) (the “TPX Index”)
Pricing date:	August 31, 2026
Original issue date:	September 3, 2026
Maturity date:	September 3, 2032
Automatic early redemption:	If, on any determination date (quarterly, beginning September 7, 2027 ) other than the final determination date, the closing level of each underlier is greater than or equal to its initial underlier value, the securities will be automatically redeemed for an early redemption payment on the early redemption date immediately following that determination date.
Early redemption payment:	An amount per security equal to (i) the stated principal amount plus (ii) the applicable call premium set forth below.
Determination dates, early redemption dates and applicable premiums:	Determination Date	Early Redemption Date	Call Premium / Maturity Date Premium*
	September 7, 2027	September 10, 2027	At least 14.7500% of the principal amount
	November 30, 2027	December 3, 2027	At least 18.4375% of the principal amount
	February 29, 2028	March 3, 2028	At least 22.1250% of the principal amount
	May 31, 2028	June 5, 2028	At least 25.8125% of the principal amount
	August 31, 2028	September 6, 2028	At least 29.5000% of the principal amount
	November 30, 2028	December 5, 2028	At least 33.1875% of the principal amount
	February 28, 2029	March 5, 2029	At least 36.8750% of the principal amount
	May 31, 2029	June 5, 2029	At least 40.5625% of the principal amount
	August 31, 2029	September 6, 2029	At least 44.2500% of the principal amount
	November 30, 2029	December 5, 2029	At least 47.9375% of the principal amount
	February 28, 2030	March 5, 2030	At least 51.6250% of the principal amount
	May 31, 2030	June 5, 2030	At least 55.3125% of the principal amount
	September 3, 2030	September 6, 2030	At least 59.0000% of the principal amount
	December 2, 2030	December 5, 2030	At least 62.6875% of the principal amount
	February 28, 2031	March 5, 2031	At least 66.3750% of the principal amount
	June 2, 2031	June 5, 2031	At least 70.0625% of the principal amount
	September 2, 2031	September 5, 2031	At least 73.7500% of the principal amount
	December 1, 2031	December 4, 2031	At least 77.4375% of the principal amount
	March 1, 2032	March 4, 2032	At least 81.1250% of the principal amount
	June 1, 2032	June 4, 2032	At least 84.8125% of the principal amount
	August 31, 2032 (the “final determination date”)	N/A	At least 88.5000% of the principal amount (the “maturity date premium”)
* to be determined on the pricing date
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•If the final underlier value of the worst performing underlier is greater than or equal to its initial underlier value:

$1,000 + maturity date premium

•If the final underlier value of the worst performing underlier is less than its initial underlier value but greater than or equal to its trigger value:

$1,000

•If the final underlier value of the worst performing underlier is less than its trigger value:

$1,000 × underlier performance factor of the worst performing underlier

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities.

Trigger value:	With respect to each underlier, 80% of its initial underlier value(rounded to three decimal places for the RTY Index and rounded to two decimal places for the SX5E Index and the TPX Index)
Initial underlier value:	With respect to each underlier, the closing level of that underlier on the pricing date
Final underlier value:	With respect to each underlier, the closing level of that underlier on the final determination date
Underlier performance factor:	With respect to each underlier, its final underlier value divided by its initial underlier value
Worst performing underlier:	The underlier with the lowest underlier performance factor
CUSIP/ISIN:	06749JKX8 / US06749JKX80
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010326012641/dp252055_424b2-9499ms.htm
Payment on the securities is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity**
Change in Worst Performing Underlier	Payment at Maturity	Total Return on Securities
100.00%	$1,885.00	88.50%
88.50%	$1,885.00	88.50%
75.00%	$1,885.00	88.50%
50.00%	$1,885.00	88.50%
40.00%	$1,885.00	88.50%
30.00%	$1,885.00	88.50%
20.00%	$1,885.00	88.50%
10.00%	$1,885.00	88.50%
0.00%	$1,885.00	88.50%
-0.01%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-20.01%	$799.90	-20.01%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
**The table above assumes the securities are not automatically redeemed prior to maturity and assumes a hypothetical maturity date premium of 88.50% of the principal amount. The actual maturity date premium will be determined on the pricing date.

Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $880.50 and $960.50 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underliers

For more information about the underliers, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	The securities do not pay interest or guarantee the return of any principal.

•	The potential return on the securities is limited to the applicable call premium or the maturity date premium, as applicable.

•	You are exposed to the market risk of each underlier.

•	Because the securities are linked to the performance of the worst performing underlier, you are less likely to receive a positive return on your investment, and you are exposed to greater risks of sustaining a significant loss on your investment, than if the securities were linked to just one underlier.

•	The securities are subject to early redemption risk.

•	Any payment on the securities will be determined based on the closing levels of the underliers on the dates specified.

•	Contingent repayment of principal applies only at maturity or upon any automatic early redemption.

•	Investing in the securities is not equivalent to investing in any or all underliers or the securities composing the underliers.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Issuer

•	Any payments on the securities are subject to issuer credit risk.

•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underliers

•	Each underlier reflects the price return of the securities composing that underlier, not the total return.

•	Adjustments to the underliers could adversely affect the value of the securities.

•	The securities are subject to small-capitalization companies risk with respect to the RTY Index.

•	There are risks associated with investments in securities linked to the value of non-U.S. equity securities in non-U.S. securities markets with respect to the SX5E Index and the TPX Index.

•	The securities do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the non-U.S. currencies in which the securities composing the SX5E Index and the TPX Index trade.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	We may accelerate the securities if a change-in-law event occurs.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities.

•	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The securities will not be listed on any securities exchange, and secondary trading may be limited.

•	The market price of the securities will be influenced by many unpredictable factors.

•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.

•	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.

•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.

•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Securities—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.